From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 402-5624
Media Contact: Faye Andersen, (775) 834-4822
November 3, 2008
Sierra Pacific Resources Reports Third Quarter 2008 Earnings
Las Vegas — Sierra Pacific Resources (NYSE: SRP) today announced consolidated net income applicable to common stock of $150.8 million, or 64 cents per share, for the quarter ended September 30, 2008, compared with consolidated net income applicable to common stock of $152.2 million, or 69 cents per share, for the same period in 2007.
During the first nine months of 2008, the company earned $211 million, or 90 cents per share, compared with $193.6 million, or 87 cents per share, for the first nine months of 2007. The increase in earnings for the nine-month period was primarily the result of general rate increases at the company’s utilities, Nevada Power Company and Sierra Pacific Power Company — now both doing business as NV Energy — and an increase in allowance for funds used during construction. These increases were partially offset by higher interest charges in 2008 on long-term debt and income recognized in 2007 as a result of the settlement with the PUCN regarding accrued interest charges.
Michael Yackira, president and chief executive officer of Sierra Pacific Resources, said,
“We are pleased that our financial and operating results remain strong despite our slower rate of growth. We continue to concentrate on programs and infrastructure improvements within Nevada for Nevadans and we believe these actions are essential to meet the current and future energy demands for not only our state but the entire nation.
“In keeping with our core three-part energy supply strategy, we continue to focus on efficiency and conservation programs, moving forward with renewable energy developments, and adding more efficient generation facilities utilizing traditional technologies,” Yackira said. “Just two weeks ago, we completed the acquisition of the 598-megawatt Bighorn Generation Facility in southern Nevada, which we will be renaming the Walter M. Higgins Generating Station in honor of our former Chairman and CEO. This past summer we added 600 megawatts of peaking capacity at our Clark Generating Station in Las Vegas. Earlier in the year, the 541-megawatt combined cycle generation unit was completed at our Tracy Generating Station, making the northern Nevada operations virtually energy independent for the first time.”
Yackira added, “The current economic downturn has impacted our operations somewhat, but our state continues to grow. Major resort projects are scheduled to come on line in southern Nevada over the next two years. We will continue to deliver reliable service throughout our state.”
Sierra Pacific Resources’ two utilities contributed gross margin of $478.5 million for the quarter ended September 30, 2008, compared with $476.5 million in the same period in 2007.
Retail megawatt hour sales were down for the two utilities by 1.5 percent for the third quarter 2008 when compared with the third quarter 2007, primarily due to decreased usage driven by milder summer weather and a change in customer usage patterns.
Customer growth remains strong with the average number of residential, commercial and industrial electric customers in southern Nevada increasing by .9 percent, 2.9 percent and 3.9 percent, respectively, for the first nine months of 2008, compared with the average customer counts for the same period in 2007. In northern Nevada, average residential, commercial and industrial electric customers increased by 0.7 percent, 2.0 percent and 4.5 percent, respectively, for the first nine months of 2008, compared with the average customer counts for the first nine months of 2007.
Webcast Scheduled for 7 a.m. PST Monday November 3
Senior management of Sierra Pacific Resources will review the company’s third quarter 2008 financial results, regulatory issues and other matters during a conference call and live webcast Monday, November 3, at 7 a.m. Pacific Standard Time.
The webcast will be accessible on the Sierra Pacific Resources website:
www.sierrapacificresources.com.

An archived version of the webcast will remain on the Sierra Pacific Resources’ website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701, and international callers should dial (320) 365-3844. Use the conference call access code, 965502, to listen to the recording.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Nevada Power Company and Sierra Pacific Power Company are now both doing business as NV Energy. NV Energy also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries, the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of Sierra Pacific Resources’ Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in Sierra Pacific Resources’ and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, financial market conditions, changes in environmental laws and regulations, and construction risks. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008 and their Annual Reports on Form 10-K and/or Form 10-K/A for the year ended December 31, 2007, each filed with the SEC. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in thousands, except per share amounts)
(Unaudited)
Sierra Pacific Resources

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$1,118,131	$1,206,050	$2,761,976	$2,814,375
Other operating expenses	$105,087	$98,399	$295,409	$275,414
Maintenance	$20,337	$23,308	$64,931	$77,686
Depreciation and amortization	$59,245	$58,876	$185,656	$174,787
Income taxes	$61,148	$69,677	$82,695	$76,166
Taxes other than income	$13,701	$13,091	$40,266	$37,710

Operating income	$218,952	$213,137	$389,966	$361,498

Other income (expense):
Allowance for other funds used during construction	$7,865	$9,214	$32,935	$22,393
Income taxes	$(4,263)	$(4,572)	$(16,451)	$(20,630)

Interest charges (net of AFUDC)	$77,696	$69,751	$213,500	$210,037

Net Income Applicable to Common Stock	$150,783	$152,222	$210,975	$193,583

Amount per share basic and diluted — Net income applicable to common stock	$0.64	$0.69	$0.90	$0.87

Weighted Average Shares of Common Stock
Outstanding:
Basic —	234,096,559	221,612,243	233,975,552	221,424,682

Diluted —	234,655,132	221,968,802	234,499,269	221,783,424

Capital Structure	September 30, 2008		September 30, 2007

Current maturities of long-term debt	$9,794	0.1%	$109,614	1.5%
Long-term debt	4,793,078	60.2%	4,337,745	59.8%

Total Debt	$4,802,872	60.3%	$4,447,359	61.3%

Common shareholders’ equity	$3,156,607	39.7%	$2,808,253	38.7%

Total Capitalization (including current maturities of long-term debt)	$7,959,479	100.0%	$7,255,612	100.0%

Nevada Power Company

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$826,825	$894,226	$1,866,220	$1,887,499
Other operating expenses	$69,432	$61,400	$189,144	$167,401
Maintenance	$12,469	$16,360	$42,727	$54,143
Depreciation and amortization	$37,902	$38,151	$120,855	$112,745
Income taxes	$54,595	$65,407	$69,592	$65,849
Taxes other than income	$8,266	$8,005	$24,015	$22,431

Operating income	$165,001	$170,264	$272,865	$259,460

Other income (expense):
Allowance for other funds used during construction	$6,543	$4,701	$21,093	$11,046
Carrying charge for Lenzie	$—	$—	$—	$16,080
Reinstated interest on deferred energy	$—	$—	$—	$11,076
Income taxes	$(3,828)	$(3,518)	$(11,350)	$(17,649)

Interest charges (net of AFUDC)	$48,271	$43,895	$130,732	$132,155

Net Income	$124,336	$133,094	$165,482	$161,280

Capital Structure	September 30, 2008		September 30, 2007

Current maturities of long-term debt	$8,656	0.2%	$7,971	0.2%
Long-term debt	2,975,201	53.0%	2,677,193	53.4%

Total Debt	$2,983,857	53.2%	$2,685,164	53.6%

Common shareholder’s equity	$2,629,078	46.8%	$2,323,684	46.4%

Total Capitalization (including current maturities of long-term debt)	$5,612,935	100.0%	$5,008,848	100.0%

Sierra Pacific Power

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$291,298	$311,818	$895,737	$926,551
Other operating expenses	$35,474	$36,228	$103,744	$105,070
Maintenance	$7,868	$6,948	$22,204	$23,543
Depreciation and amortization	$21,343	$20,726	$64,801	$62,043
Income taxes	$10,602	$9,825	$24,213	$20,871
Taxes other than income	$5,402	$5,050	$16,128	$15,138

Operating Income	$50,108	$38,118	$108,616	$94,242

Other income (expense):
Allowance for other funds used during construction	$1,322	$4,513	$11,842	$11,347
Income taxes	$(683)	$(1,104)	$(5,210)	$(3,597)

Interest charges (net of AFUDC)	$18,992	$14,962	$51,548	$45,199

Net Income	$32,919	$25,552	$68,052	$57,528

Capital Structure	September 30, 2008		September 30, 2007

Current maturities of long-term debt	$1,139	0.0%	$101,643	4.7%
Long-term debt	1,292,867	56.0%	1,110,166	51.7%

Total Debt	$1,294,006	56.0%	$1,211,809	56.4%

Common shareholder’s equity	$1,015,690	44.0%	$937,546	43.6%

Total Capitalization (including current maturities of long-term debt)	$2,309,696	100.0%	$2,149,355	100.0%

Gross margin is presented by Nevada Power Company and Sierra Pacific Power Company in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Revenues:
Electric	$826,825	$894,226	$1,866,220	$1,887,499

Energy Costs:
Purchased Power	$319,324	$313,487	$577,161	$584,797
Fuel for power generation	240,027	166,284	613,968	471,142
Deferral of energy costs-net	(80,191)	54,868	(44,107)	149,531

	$479,160	$534,639	$1,147,022	$1,205,470

Gross Margin	$347,665	$359,587	$719,198	$682,029

Sierra Pacific Power Company

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating Revenues:
Electric	$271,919	$290,979	$758,612	$789,214
Gas	19,379	20,839	137,125	137,337

	$291,298	$311,818	$895,737	$926,551

Energy Costs:
Purchased Power	$64,005	$96,980	$251,474	$266,599
Fuel for power generation	92,845	71,896	211,137	187,250
Deferral of energy costs-electric-net	(9,384)	11,792	(12,572)	44,423
Gas purchased for resale	13,760	11,661	108,288	103,169
Deferral of energy costs-gas-net	(725)	2,594	(2,296)	4,203

	$160,501	$194,923	$556,031	$605,644

Energy Costs by Segment:
Electric	$147,466	$180,668	$450,039	$498,272
Gas	13,035	14,255	105,992	107,372

	$160,501	$194,923	$556,031	$605,644

Gross Margin by Segment:
Electric	$124,453	$110,311	$308,573	$290,942
Gas	6,344	6,584	31,133	29,965

	$130,797	$116,895	$339,706	$320,907